EXHIBIT 10(ii)
AMENDMENT TO
ANADARKO PETROLEUM CORPORATION
KEY EMPLOYEE CHANGE OF CONTROL CONTRACT

THIS SECOND AMENDMENT TO ANADARKO PETROLEUM CORPORATION KEY EMPLOYEE CHANGE OF CONTROL CONTRACT (this “Amendment”) is made this _____ day of October, 2013 (the “Effective Date”) between Anadarko Petroleum Corporation, a Delaware corporation (the “Company”), and ________________ (the “Executive”), and amends the Key Employee Change of Control Contract that was originally entered into effective as of ___________.
The Agreement is hereby amended as follows:
Appendix A, Section 5(b) is deleted in its entirety, and replaced with the following:

(b)    Intentionally omitted.

Clause (iii) of Appendix A, Section 5(f) is deleted in its entirety, and replaced with the following:

(iii) if the Executive’s employment is terminated by the Executive without Good Reason, the date of receipt of the Notice of Termination or any later date specified therein (which date shall be not later than 30 days after the giving of such notice), and

The heading and first sentence of Appendix A, Section 6(a) are deleted in their entirety, and replaced with the following:

Good Reason; Other than for Cause, Death or Disability. If, during the Employment Period, the Company shall terminate the Executive’s employment other than for Cause, Death or Disability or the Executive shall terminate employment for Good Reason, the Company shall provide the Executive with the following compensation and benefits.

Appendix A, Section 6(a)(i)(B) is deleted in its entirety, and replaced with the following:

(B)    an amount equal to the product of (1) 2.9 and (2) the sum of (x) the Executive’s Annual Base Salary and (y) the Highest Annual Bonus; and

All references to the term “Restoration Account” in Appendix A, Section 6(a)(i)(C) are deleted and references to “Account” shall be substituted therefor.

Appendix A, Section 6(a)(i)(D) and Section 6(a)(i)(E) are deleted in their entirety, and replaced with the following:

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(D)    an amount equal to the additional Company matching contributions which would have been made on the Executive’s behalf in the Company’s Employee Savings Plan (the “ESP”) (assuming continued participation on the same basis as immediately prior to the Change of Control Date), plus the additional amount of any benefit the Executive would have accrued under the SRP as a result of contribution limitations in the ESP, for the 36-month period beginning on the Date of Termination (with the Company’s matching contributions being determined pursuant to the applicable provisions of the ESP and the SRP and based upon the Executive’s compensation (including any amounts deferred pursuant to any deferred compensation program) in effect for the 12-month period immediately prior to the Change of Control Date); and

(E)    an amount equal to the sum of the present values, as of the Date of Termination, of (1) the accrued retirement benefit payable under the Company’s Retirement Restoration Plan (or, if the Executive participates in another plan that, in the sole determination of the Company, is intended to provide benefits similar to those under the Company’s Retirement Restoration Plan, such other plan) (each referred to herein as the “RRP”) and (2) the additional retirement benefits that the Executive would have accrued under the tax-qualified defined benefit plan of the Company or any Affiliate in which the Executive participates (the “Retirement Plan”) and the RRP if the Executive had continued employment until the expiration of the three-year period following the Date of Termination (assuming that the Executive’s compensation in each of the additional years is that required by Section 4(b)(i) and Section 4(b)(ii)), with the present values being computed by discounting to the Date of Termination the accrued benefit and the additional retirement benefits payable as lump sums at an assumed benefit commencement date of the later of (i) the date the Executive attains age 55 and (ii) the date three years after the Date of Termination, at the rate of interest used for valuing lump-sum payments in excess of $25,000 for participants with retirement benefits commencing immediately under the Retirement Plan, as in effect as of the Change of Control Date with such amount to be fully offset and reduced by the amount of any additional benefit provided under the Retirement Plan or the RRP in connection with the Change of Control or the Executive’s termination of employment in connection with the Change of Control, including an amount that the Company determines, in its sole discretion, is intended to provide a similar or supplemental benefit (or, if the Executive does not participate in a Retirement Plan or RRP as of the date of the Executive’s termination of employment, such other amount as the Company may choose, in its sole discretion, to approximate this benefit).

Appendix A, Section 6(a)(iii) is deleted in its entirety, and replaced with the following:

(iii)    Until the third anniversary of the Date of Termination, the Company shall maintain in full force and effect for the Executive all life, accident, disability, medical and health care benefit plans, programs and arrangements in which the Executive was entitled to participate, at the same rates and levels (which levels may vary based on the Executive’s age in accordance with the terms of the applicable plans, programs and arrangements), in which the Executive was participating immediately prior to the Change of Control Date, provided

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that the Executive’s continued participation is possible under the general terms and provisions of such plans, programs and arrangements; and further provided that (A) if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility, and (B) the medical and other welfare benefits described herein shall be subject to the application of any Medicare or other coordination of benefits provisions under the applicable medical or welfare benefit plan, program or arrangement. In the event that the Executive’s participation in any such plan, program or arrangement is barred due to the eligibility and participation requirements of such plan or program as then in effect, the Company shall arrange to provide benefits substantially similar to those to which the Executive was entitled to receive under such plans and programs of the Company prior to the Change of Control Date. In such event, appropriate adjustments shall be made so that the after-tax value thereof to the Executive is similar to the after-tax value of the benefit plans in which participation is barred.

Benefits provided pursuant to this Section 6(a)(iii) are contractual only and are not to be considered a continuation of coverage as provided under Code Section 4980B (i.e., COBRA continuation coverage). For purposes of determining the Executive’s eligibility (but not the time of commencement of coverage) for retiree benefits pursuant to such plans and programs, the Executive shall be considered to have remained employed until three years after the Date of Termination and to have retired on the last day of such period, and, if the Executive satisfies the eligibility requirements, such benefits shall commence no later than the expiration of the three-year continuation period provided in the first sentence of this Section 6(a)(iii).

The continued coverage under this Section 6(a)(iii) shall be provided at the Company’s discretion in a manner that is intended to satisfy an exception to Code Section 409A, and therefore not be treated as an arrangement providing for nonqualified deferred compensation that is subject to taxation under Code Section 409A, or in a manner that otherwise complies with Code Section 409A, including without limitation (1) providing such benefits on a nontaxable basis to the Executive, (2) providing for the reimbursement of medical expenses incurred during the period of time during which the Executive would be entitled to continuation coverage under a group health plan of the Company under Code Section 4980B (i.e., COBRA continuation coverage), (3) providing that such benefits constitute the reimbursement or provision of in-kind benefits payable at a specified time or pursuant to a fixed schedule as permitted under Code Section 409A and the authoritative guidance thereunder, or (4) requiring the Executive to pay the actual cost of such coverage and having the Company reimburse the Executive for such payments in excess of the rates that would otherwise be required to be paid by the Executive under the preceding provisions of this Section 6(a)(iii) (with such reimbursement, less applicable taxes, for a particular calendar year during which the Executive received such coverage to be made within 15 days following the end of such calendar year (but in no event prior to the date that is six months after the Date of Termination)).

Appendix A, Section 6(d) is deleted in its entirety, and replaced with the following:

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(d)    Intentionally omitted.

The following shall be added to the end of Appendix A, Section 6(f):

For all purposes of this Agreement, the Executive shall be considered to have terminated employment with the Company when the Executive incurs a “separation from service” with the Company within the meaning of Code Section 409A(a)(2)(A)(i). The Executive agrees to be bound by the Company’s determination of its “specified employees” (as defined in Code Section 409A). Any payment or benefit (including any severance payment or benefit) provided under this Agreement to which Code Section 409A applies that constitutes a reimbursement of expenses incurred by the Executive or the provision of an in-kind benefit to the Executive shall be subject to the following: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) the reimbursement of an eligible expense shall be made on or before the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or to receive an in-kind benefit shall not be subject to liquidation or exchange by the Executive for another payment or benefit.

As expressly amended, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Company by its duly authorized officer and by the Executive, effective as of the Effective Date.

ANADARKO PETROLEUM CORPORATION

By:	Date:
Name:
Title:

EXECUTIVE

By:	Date:

Name:

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October 2013 Amendment